Exhibit 99.7

GCI Liberty, Inc.

Reconciliation of GCI Liberty, Inc. and its Subsidiaries Net Assets and

Net Earnings (Loss) to GCI, LLC, Excluding the Corporate and Liberty Subsidiaries

September 30, 2025

(unaudited)

amounts in millions

GCI Liberty, Inc. and its Subsidiaries net assets (including Redeemable noncontrolling interest)	$1,390
Reconciling items:
Corporate net assets (a)	(10)
Liberty Subsidiaries net assets (b)	—
GCI, LLC net assets (including Redeemable noncontrolling interest, excluding Corporate and Liberty Subsidiaries net assets) (a) (b)	$1,380

GCI Liberty, Inc. and its Subsidiaries net earnings (loss) (including Redeemable noncontrolling interest)	$(325)
Reconciling items:
Corporate net (earnings) loss (a)	2
Liberty Subsidiaries net (earnings) loss (b)	—
GCI, LLC net earnings (loss) (including Redeemable noncontrolling interest, excluding Corporate and Liberty Subsidiaries net earnings (loss)) (a) (b)	$(323)

(a)	Corporate net assets and net (earnings) loss are those subsidiaries of GCI Liberty, Inc. excluded from GCI, LLC.
(b)	Liberty Subsidiaries is a defined term in the Credit Agreement and Indenture for the 4.75% Senior Notes due 2028.